UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 29, 2016

ALLIANCE HEALTHCARE SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16609	33-0239910
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Bayview Circle, Suite 400, Newport Beach, California 92660

(Address of principal executive offices, including zip code)

949-242-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On March 29, 2016, THAIHOT Investment Company Limited (“Thai Hot”), a wholly owned indirect subsidiary of Fujian Thai Hot Investment Co., Ltd. (“Fujian Thai Hot,” and together with Thai Hot, the “Thai Hot Parties”) completed its purchase of 5,537,945 shares of common stock of Alliance HealthCare Services, Inc. (the “Company”) from funds managed by Oaktree Capital Management, L.P. (“Oaktree”) and MTS Health Investors, LLC (“MTS”), and Larry C. Buckelew (together, the “Selling Stockholders”) for approximately $102.5 million or $18.50 per share (the “Transaction”). Based on the outstanding shares of the Company’s common stock immediately prior to the Transaction, as a result of the purchase, Thai Hot owns approximately 51.5% of the outstanding shares of common stock of the Company. The funds used to acquire the shares were funds held by Thai Hot.

On March 29, 2016, the Thai Hot Parties entered into a Governance, Voting and Standstill Agreement (the “Governance Agreement”) with the Company with respect to the Transaction. The Governance Agreement is effective as of the closing of the Transaction. The Governance Agreement was approved by a Special Committee of the Board of Directors of the Company (the “Board”) composed of independent directors of the Company not affiliated with any Selling Stockholders (the “Special Committee”).

Pursuant to the Governance Agreement, Thai Hot and its affiliates are prohibited, for a period of three years from the date of the closing of the Transaction (the “Standstill Period”), from acquiring additional shares of the Company’s common stock without the prior consent of a majority of the unaffiliated directors, provided that, if Thai Hot’s beneficial ownership falls below 51.5% of the outstanding common stock, Thai Hot has the right to acquire additional shares to maintain its beneficial ownership at up to 51.5% if such right is exercised within 120 days of Thai Hot’s beneficial ownership level falling below such level.

During the Standstill Period and for so long as Thai Hot beneficially owns at least 35% of the Company’s outstanding common stock, Thai Hot will have the right to nominate for election to the Board the number of directors necessary to comprise a majority of the Board, with the Thai Hot nominees allocated as equally as possible among the different classes of the Board. Pursuant to the terms of the Governance Agreement, the initial Thai Hot nominees are Qisen Huang, Heping Feng and Tao Zhang and each shall serve on a different class of the Board. In addition, as long as Thai Hot beneficially owns at least 35% of the Company’s outstanding common stock, subject to approval by a majority of unaffiliated directors, Qisen Huang shall be the Chairman of the Board and Heping Feng and Tao Zhang shall each serve on both the Compensation Committee and the Nominating and Corporate Governance Committee of the Board.

The Company has previously disclosed in its press release dated September 16, 2015 and Form 8-K filed on September 17, 2015 that the initial Thai Hot nominees for appointment to the Board were expected to be Qisen Huang, Yong Ge and Tao Zhang. However, in accordance with the terms of the Governance Agreement, Thai Hot intends to nominate Heping Feng for appointment to the Board in lieu of Yong Ge. In the previous disclosure dated September 16, 2015, Qisen Huang was referenced as Kisum Wong which is a variant spelling of his name in English.

In the event that Thai Hot beneficially owns less than 35% but at least 25% of the Company’s outstanding common stock, Thai Hot will have the right to nominate for election three members to the Board who will each serve on a different class of the Board, and the right to nominate one director to serve on each of the Compensation Committee and the Nominating and Corporate Governance Committee. In the event Thai Hot beneficially owns less than 25% but at least 15% of the Company’s outstanding common stock, Thai Hot will have the right to nominate for election one member to the Board, and it will lose its right to have any of its nominated directors serve on the Compensation Committee or the Nominating and Corporate Governance Committee. In the event Thai Hot beneficially owns less than 15% of the Company’s outstanding common stock, Thai Hot will have no contractual rights to nominate for election any members to the Board. Any appointment of a Thai Hot nominee to the Board, the Compensation Committee or the Nominating and Corporate Governance Committee is subject to approval of the nominee by a majority of the unaffiliated directors based on a determination of, among other things, the nominee’s independence or other qualifications to serve on the Board or committees of the Board under applicable rules of the NASDAQ Stock Market, the Internal Revenue Service or the Securities and Exchange Commission. In the event that a Thai Hot nominee is not approved by a majority of the unaffiliated directors, Thai Hot will be entitled to designate a replacement, and such replacement shall also be subject to approval by a majority of the unaffiliated directors as set forth above. During the Standstill Period, Thai Hot agrees to vote its shares in favor of the individuals nominated by the Nominating and Corporate Governance Committee for election to the Board and will not vote for removal of such nominees unless such removal is recommended by the Nominating and Corporate Governance Committee. Thai Hot has granted a power of attorney to the President of the Company and a designee of the unaffiliated directors and authorized them to vote Thai Hot’s shares if Thai Hot fails to vote in a manner that is consistent with the terms of the Governance Agreement.

Pursuant to the terms of the Governance Agreement, for so long as Thai Hot and its affiliates beneficially own at least 15% of the outstanding common stock of the Company or one or more individuals affiliated with Thai Hot is a member of the Board, subject to certain exceptions, the Thai Hot Parties will not, and will cause their respective affiliates not to, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of any business that directly competes with the business of the Company as currently conducted. The parties agree that the Thai Hot Parties will each use their commercially reasonable best efforts to provide assistance to the Company as may be reasonably requested in connection with the operation of the Company’s business and the Company’s pursuit of worldwide growth opportunities without any management, consulting, advisory or similar fee or expense to the Company other than reimbursement of reasonable out-of-pocket expenses incurred by the Thai Hot Parties in providing such requested assistance by the Company.

Pursuant to the Governance Agreement, the Company will be reimbursed for the following Company expenses related to the Transaction: (i) 100% of the fees and expenses incurred by the Company in connection with the amendment or waiver of certain restrictions contained in its Credit Agreement dated as of June 3, 2013 (as amended to date), among the Company, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Credit Agreement,” and such amendment or waiver, the “Credit Amendment”), and (ii) all reasonable and documented fees and expenses incurred by the Company in connection with the Transaction in excess of $1 million.

Pursuant to the Governance Agreement, the Thai Hot Parties provided customary undertakings to maintain the confidentiality of the information disclosed to them in connection with the business of the Company.

The above description of the Governance Agreement is qualified in its entirety by the text of the Governance Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

In connection with the Transaction, Oaktree and MTS assigned substantially all of their respective rights and obligations under a Registration Rights Agreement, dated as of November 2, 1999, among the Company, the Selling Stockholders, and the other parties thereto, to Thai Hot pursuant to an assignment agreement (the “Assignment”). The above description of the Assignment is qualified in its entirety by the text of the Assignment, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

On March 29, 2016, the Company entered into the Credit Amendment. Pursuant to the terms of the Credit Amendment, (i) the defined term “Investors” was amended to include Thai Hot so that the sale by the Selling Stockholders would not be deemed to constitute a change of control and (ii) the soft call provision was reinstated to commence on the date the Credit Amendment is effective and end the date that is twelve (12) months after such commencement. The above description of the amendment is qualified in its entirety by the text of the Credit Amendment, a copy of which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

Item 5.01: Changes in Control of Registrant.

The information contained in Item 1.01 of this Current Report is incorporated herein by reference.

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information contained in Item 1.01 of this Current Report is incorporated herein by reference.

Pursuant to the Governance Agreement, Qisen Huang, Heping Feng and Tao Zhang were nominated to the Board. On March 23, 2016, the Board approved the appointment of the foregoing nominees, contingent upon and effective as of the closing of the Transaction. The new directors replaced Michael P. Harmon, Curtis S. Lane and Aaron A. Bendikson who resigned from the Board effective as of the closing of the Transaction. Mr. Feng and Mr. Zhang have been appointed to serve on the Compensation and the Nominating and Corporate Governance Committees of the Board. Mr. Huang has been appointed as Chairman of the Board. Mr. Buckelew has been appointed as the Vice Chairman of the Board. The new directors are each appointed to the class set out below.

Director	Class
Mr. Heping Feng	I (term expiring in 2017)
Mr. Qisen Huang	II (term expiring in 2018)
Mr. Tao Zhang	III (term expiring in 2016)

The new members of the Board will enter into the Company’s form indemnification agreement for its directors and officers.

Pursuant to the Governance Agreement, the Thai Hot Parties agreed to fund a new management incentive arrangement which involves the issuance of $1.5 million in cash-based awards (the “Cash Awards Amount”) to the management of the Company. The Cash Awards Amount was payable by the Thai Hot Parties to the Company at the closing of the Transaction. On March 23, 2016, the Special Committee approved the payment of the following cash awards pursuant to this arrangement to the named executive officers, contingent on each executive entering into an amendment to their respective executive severance agreement which were entered into and previously disclosed in a Form 8-K filed by the Company with the Securities and Exchange Commission on March 25, 2016.

Named Executive Officer	Cash Award
Percy C. Tomlinson	$600,000
Richard W. Johns	$300,000
Richard A. Jones	$75,000
Gregory E. Spurlock	$150,000

The cash awards are paid as to one-third of the amount on each of the closing of the Transaction, the three-month anniversary of the closing of the Transaction and the six-month anniversary of the closing of the Transaction, in each case, subject to the executive’s continued service with the Company through each payment date. Additionally, as previously disclosed, Howard K. Aihara also received a cash award of $150,000.

Item 8.01: Other Events.

On March 29, 2016, the Company issued a press release in connection with the closing of the Transaction. A copy of the Company’s press release is furnished as Exhibit 99.1 hereto.

Item 9.01: Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this Form 8-K

10.1	Governance, Voting and Standstill Agreement between Alliance HealthCare Services, Inc. and Fujian Thai Hot Investment Co., Ltd. and THAIHOT Investment Company Limited dated as of March 29, 2016

10.2	Assignment dated as of March 29, 2016, to the Registration Rights Agreement dated as of November 2, 1999

10.3	Amendment to the Credit Agreement dated as of March 29, 2016

99.1	Press Release dated March 29, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 29, 2016	ALLIANCE HEALTHCARE SERVICES, INC.

	By:	/s/ Percy C. Tomlinson
Name: Percy C. Tomlinson
Title: Chief Executive Officer

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